Registration No. 333-

As filed with the Securities and Exchange Commission on October 11, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FREQUENCY ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	11-1986657
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

55 Charles Lindbergh Blvd., Mitchel Field, New York 11553

(Address of Principal Executive Offices) (Zip Code)

Frequency Electronics, Inc. Stock Award Plan

(Full title of the plan)

Steven L. Bernstein

Chief Financial Officer, Secretary and Treasurer

55 Charles Lindbergh Blvd.

Mitchel Field, New York 11553

(Name and address of agent for service)

(516) 794-4500

(Telephone number, including area code, of agent for service)

Copy to:

Lawton B. Way, Esq.

McGuireWoods LLP

Gateway Plaza
800 East Canal Street

Richmond, Virginia 23219

(804) 775-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Frequency Electronics, Inc. (the “Company”), relating to 700,000 shares of its common stock, par value $1.00 per share (the “Common Stock”), issuable to employees, directors and consultants of the Company and its subsidiaries under the Frequency Electronics, Inc. Stock Award Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Commission (File No. 001-08061) are incorporated herein by reference, as of their respective dates:

(1)

the Company’s Annual Report on Form 10-K for the year ended April 30, 2024, filed with the Commission on August 2, 2024 (including the portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on August 28, 2024, incorporated by reference therein);

(2)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2024, filed with the Commission on September 13, 2024;

(3)	the Company’s Current Reports on Form 8-K filed with the Commission on July 22, 2024 and October 9, 2024 (excluding any information furnished in such reports under Item 2.02 or Item 7.01);

(4)

the description of the Company’s Common Stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended April 30, 2021, filed with the Commission on June 30, 2021, and any amendment or report filed with the Commission for the purpose of updating the description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 145(a) and (b) of the Delaware General Corporation Law (the “DGCL”) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents of the corporation (or serving or having served in such positions in another entity at the request of the corporation) if such person shall have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), provided that in the event of any action or suit by or in the right of the corporation to procure a judgment in its favor, the corporation may indemnify against expenses, including attorneys’ fees, actually and reasonably incurred by such person, except that no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith.

As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation, as amended, provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by the DGCL, the Company’s Amended and Restated Bylaws and Certificate of Incorporation, as amended, provide that the Company will indemnify its directors and officers to the fullest extent permitted by applicable law. Further, the Company’s Amended and Restated Bylaws provide that the Company will, to the fullest extent not prohibited by applicable law, pay the expenses, including attorneys’ fees, incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the applicable person to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Index

4.1

Copy of Certificate of Incorporation of the Company filed with the Secretary of State of Delaware (incorporated by reference to Exhibit 3.1 to the Company’s Registration on Form S-1, File No. 2-29609).

4.2

Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on March 27, 1981 (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, File No. 2-71727).

4.3

Amendment to Certificate of Incorporation of the Company filed with Secretary of State of Delaware on October 26, 1984 (incorporated by reference to Exhibit 3.3 to the Annual Report of Company on Form 10-K, File No. 1-8061, for the fiscal year ended April 30, 1985).

4.4

Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on October 22, 1986 (incorporated by reference to Exhibit 3.4 to the Annual Report of Company on Form 10-K, File No. 1-8061, for the fiscal year ended April 30, 1987).

4.5

Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on October 26, 1987 (incorporated by reference to Exhibit 3.5 to the Annual Report of Company on Form 10-K, File No. 1-8061, for the fiscal year ended April 30, 1990).

4.6

Amended Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on November 2, 1989 (incorporated by reference to Exhibit 3.6 to the Annual Report of Company on Form 10-K, File No. 1-8061, for the fiscal year ended April 30, 1990).

4.7	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 25, 2020).

Exhibit Number	Exhibit Index

5.1*	Opinion of McGuireWoods LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of BDO USA, P.C. (formerly BDO USA, P.A.).

23.3*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1	Frequency Electronics, Inc. Stock Award Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on October 9, 2024).

107	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mitchel Field, State of New York, on October 11, 2024.

Frequency Electronics, Inc.

By:	/s/ Steven L. Bernstein
Name:	Steven L. Bernstein
Title:	Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Steven L. Bernstein and Thomas McClellnd, acting alone or together with another attorney-in-fact, as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas McClelland Thomas McClelland	President and Chief Executive Officer (Principal Executive Officer)	October 11, 2024

/s/ Steven L. Bernstein Steven L. Bernstein	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	October 11, 2024

/s/ Russell M. Sarachek Russell M. Sarachek	Director	October 11, 2024

/s/ Richard Schwartz Richard Schwartz	Director	October 11, 2024

/s/ Jonathan Brolin Jonathan Brolin	Director	October 11, 2024

/s/ Lance W. Lord Lance W. Lord	Director	October 11, 2024